Exhibit 4.1
Execution Version
TENTH SUPPLEMENTAL INDENTURE
TENTH SUPPLEMENTAL INDENTURE, dated as of May 20, 2025, between HOST HOTELS & RESORTS, L.P., a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”), to the Indenture, dated as of May 15, 2015, as amended and supplemented through the date of this Tenth Supplemental Indenture (the “Indenture”).
RECITALS
WHEREAS, the Company and the Trustee executed and delivered the Indenture substantially in the form of Indenture previously filed as Exhibit 4.1 to the Registration Statement (No. 333-278572) filed with the Securities and Exchange Commission (the “Commission”) on Form S-3 by the Company;
WHEREAS, the Company desires to create a series of Securities to be issued under the Indenture, as hereby supplemented, to be known as the 5.700% Series M Senior Notes due 2032 (hereinafter, the “Series M Notes”);
WHEREAS, Section 9.1(i) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the written consent of the Holders of the outstanding Securities to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Indenture;
WHEREAS, all acts and things prescribed by the Indenture, by law and by the organizational documents of the Company and the Trustee necessary to make this Tenth Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and
WHEREAS, all conditions precedent to amend or supplement the Indenture have been met.
NOW, THEREFORE, to comply with the provisions of the Indenture, and in consideration of the above premises, the Company and the Trustee covenant and agree as follows:
ARTICLE 1
Section 1.01    Nature of Supplemental Indenture. This Tenth Supplemental Indenture supplements the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
Section 1.02    Establishment of New Series. Pursuant to Section 2.2 of the Indenture, there is hereby established the Series M Notes having the terms, in addition to those set forth in the Indenture and this Tenth Supplemental Indenture, set forth in the form of Series M Note, attached to this Tenth Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this Tenth Supplemental Indenture. In addition to the initial aggregate principal amount of Series M Notes issued on the Series Issue Date, the Company may issue additional Series M

Notes under the Indenture and this Tenth Supplemental Indenture in accordance with Section 2.2 of the Indenture.
Section 1.03    Redemption. (a) Prior to April 16, 2032 (60 days prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series M Notes at its option, at any time in whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) 100% of the principal amount of the Series M Notes to be redeemed; and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series M Notes to be redeemed, in each case discounted to the redemption date (assuming the Series M Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, less (b) interest accrued thereon to the date of redemption, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
(b) At any time on or after the Par Call Date, the Series M Notes will be redeemable as a whole or in part, at any time and from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Series M Notes to be redeemed, plus accrued and unpaid interest on the Series M Notes to be redeemed to, but not including, the date of redemption.
(c) The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
(d) The calculation or determination of the redemption price shall be made by the Company or on its behalf by such person as the Company shall designate. For the avoidance of doubt, the calculation or determination of the redemption price shall not be the obligation or responsibility of the Trustee or paying agent.
(e) In connection with any redemption of the Series M Notes, any such redemption may, in the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed beyond such 60-day period until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.
(f) The Series M Notes will not have the benefit of any sinking fund.
(g) Notice of redemption will be mailed or sent electronically pursuant to applicable DTC procedures at least 10 but not more than 60 days before the redemption date to each holder of record of the Series M Notes to be redeemed at its registered address (with a copy to the Trustee); provided, however, that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture with respect to the Series M Notes or, in the case of a redemption that is subject to one or more conditions precedent, if the redemption date is extended as described above. Except as specifically modified herein, notice of a redemption of the Series M Notes made pursuant to this Section 1.03 shall be given in the manner set forth in Section 3.3 of the Indenture; provided, however, that with respect to subsection (a) above, any such notice need not set forth the redemption price but need only set forth the calculation thereof as described in subsection (a) of this Section 1.03. That redemption price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than 10:00 a.m., New York City time, one Business Day prior to the redemption date.
ARTICLE 2
Section 2.01    For all purposes of this Tenth Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:
(a) A term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Tenth Supplemental Indenture; and
(b) The following terms have the meanings given to them in this Section 2.01 and shall have the meaning set forth below for the purposes of this Tenth Supplemental Indenture and the Indenture solely with respect to the Series M Notes:
“Acquired Indebtedness” means Indebtedness of a person (1) existing at the time such person is merged or consolidated with or into, or becomes a Subsidiary of the Company or (2) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from that person; provided that Indebtedness of such person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of Holders and the Trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person is acquired shall not be included as Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.
“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security and (b) the amount of such principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.
“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such person in accordance with GAAP.
“Certificated Note” means a certificated Series M Note registered in the name of the Holder thereof and issued in accordance with Section 4.01 of this Tenth Supplemental Indenture, in the form of Exhibit A to this Tenth Supplemental Indenture, except that such Certificated Note shall not include the information called for by footnotes 1, 2 and 3 thereof.
“Clearstream” means Clearstream Banking S.A., or its successors.
“Consolidated EBITDA” for any period means the Company’s Consolidated Net Income and the Consolidated Net Income of its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Indebtedness; (2) provision for taxes based on income; (3) amortization of debt discount, premium and deferred financing costs; (4) gains and losses on sales or other dispositions of depreciable properties and other investments; (5) property depreciation and amortization, including any impairment charges; (6) the effect of any non-cash items; and (7) amortization of deferred charges, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” for any period means the amount of net income, or loss, for the Company and its Subsidiaries for such period, excluding, without duplication, (1) extraordinary, non-recurring or other unusual items, as determined by the Company in good faith (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), (2) the portion of net income for the Company and its Subsidiaries allocable to non-controlling interests in unconsolidated persons to the extent that cumulative cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries and (3) the portion of net losses for the Company and its Subsidiaries allocable to non-controlling interests in unconsolidated persons, all determined on a consolidated basis in accordance with GAAP.
“Credit Facility” means the credit facility established pursuant to the Sixth Amended and Restated Credit Agreement, dated as of January 4, 2023, among the Company, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities).
“Depositary” means, with respect to the Series M Notes issuable or issued in whole or in part in global form, The Depository Trust Company (“DTC”), and any and all successors thereto appointed as depositary by the Company.
“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Existing Senior Notes” means amounts outstanding from time to time of (i) the 4% Senior Notes due 2025 (the “Series E senior notes”); (ii) the 4.5% Senior Notes due 2026 (the “Series F senior notes”); (iii) the 3.375% Senior Notes due 2029 (the “Series H senior notes”); (iv) the 3.5% Senior Notes due 2030 (the “Series I senior notes”); (v) the 2.9% Senior Notes due 2031 (the “Series J senior notes”); (vi) the 5.7% Senior Notes due 2034 (the “Series K senior notes”) and (vii) the 5.5% Senior Notes due 2035 (the “Series L senior notes”).
“Global Note” means a Series M Note that includes the information referred to in footnotes 1, 2 and 3 to the form of Series M Note, attached to this Tenth Supplemental Indenture as Exhibit A, issued under the Indenture, that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary.
“Global Note Legend” means the legend set forth in Section 4.01(f) of this Tenth Supplemental Indenture, which is required to be placed on all Global Notes issued under the Indenture.
“Indebtedness” means, with respect to any person, any indebtedness of that person, whether or not contingent, in respect of: (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments; (2) indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of: (a) the amount of indebtedness so secured; and (b) the fair market value of the property subject to such Lien; (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued and called (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of a person or any of its subsidiaries otherwise reflected as Indebtedness hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or (4) any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP; provided that, in the case of clauses (1) through (3) above, items shall only constitute Indebtedness to the extent that those items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation of that person to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Indebtedness of the types referred to above of another person (excluding guarantees, indemnities and obligations relating to usual and customary exceptions to non-recourse debt financings, such as environmental indemnities and recourse carve-outs consistent with customary industry practice, as determined by us in good faith, until such time as they become primary obligations of that person, and payments are due and required to be made thereunder), it being understood that Indebtedness shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof.
“Indirect Participant” means an entity that, with respect to DTC, clears through or maintains a direct or indirect custodial relationship with a Participant.
“Interest Expense” means, for any period, the Company’s interest expense and the interest expense of its Subsidiaries for such period, including, without duplication, (1) all amortization of debt discount, but excluding the amortization of fees or expenses incurred in order to consummate the sale of debt securities or to establish the Credit Facility, (2) all accrued interest, (3) all capitalized interest, and (4) the interest component of Capitalized Lease Obligations, all determined on a consolidated basis in accordance with GAAP, but excluding debt extinguishment costs and prepayment penalties.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).
“Paying Agent” means, until otherwise designated, the Trustee.
“Pre-Series K Senior Notes” means (i) the Series E senior notes; (ii) the Series F senior notes; (iii) the Series H senior notes; (iv) the Series I senior notes; and (v) the Series J senior notes.
“Refinancing Indebtedness” means Indebtedness: (i) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of ((i) and (ii) above are, collectively, a “Refinancing”), any Indebtedness in a principal amount (or accreted value, if applicable) not to exceed: (a) the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced; plus (b) all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith; provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall: (w) not have an Average Life shorter than the Indebtedness to be so refinanced at the time of such Refinancing; (x) be subordinated in right of payment to the rights of Holders of the Series M Notes if the Indebtedness to be refinanced was so subordinated; (y) be subordinated or pari passu in right of payment to the rights of Holders of the Series M Notes if the Indebtedness to be refinanced was pari passu in right of payment to the rights of Holders of the Series M Notes; and (z) be unsecured if the Indebtedness to be refinanced was unsecured. For the avoidance of doubt, the issuance of a notice of redemption or other prepayment notice after the closing of such Refinancing Indebtedness (with payment made pursuant to terms set forth in such notice) would be deemed to be substantially concurrently for the purposes of this definition.
“Secured Indebtedness” means any Indebtedness, including, without limitation, Acquired Indebtedness, secured by any Lien on any of the Company’s property or assets or any of the property or assets of its Subsidiaries, whether owned on the date hereof or thereafter acquired.
“Series Issue Date” means May 20, 2025.
“Total Assets” means, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding intangibles, of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.
“Total Unencumbered Assets” means, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and all other assets, excluding intangibles, of the Company and its Subsidiaries not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 3.01(d), all investments by the Company and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost plus capital improvements) of the Company’s real estate assets and the real estate assets of its Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.
“Unsecured Debt” means, Indebtedness of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.
ARTICLE 3
The covenants set forth in this Section 3 shall apply to the Series M Notes. Except as otherwise expressly provided below, the covenants set forth in the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.
Section 3.01    Limitation on Incurrence of Indebtedness. (a) Aggregate Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if, immediately after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of the Company’s outstanding Indebtedness and all of the outstanding Indebtedness of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, is greater than 65% of the sum of, without duplication:
(1) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and
(2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by the Company or any of its Subsidiaries since the end of that fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.
(b) Debt Service Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if the ratio of Consolidated EBITDA to the Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended for which financial statements have been filed by the Company with the Securities and Exchange Commission prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:
(1) the Indebtedness and any other Indebtedness, including, without limitation, Acquired Indebtedness, incurred by the Company or any of its Subsidiaries since the first day of the relevant four-quarter period had been incurred, and the application of the proceeds therefrom, including to repay or retire other Indebtedness, had occurred, on the first day of the period;

(2) the repayment or retirement of any of the Company’s other Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to clause (1) of this Section) or any other Indebtedness of the Company’s Subsidiaries since the first day of the relevant four-quarter period had occurred on the first day of the period; and
(3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value in excess of $1 million, since the first day of the relevant four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, that acquisition or disposition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.
If the Indebtedness giving rise to the need to make the calculation set forth in this Section 3.01(b) or any other Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Interest Expense, the interest rate on that Indebtedness shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire relevant four-quarter period had been the applicable rate for the entire period.
(c) Secured Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur Secured Indebtedness, if, immediately after giving effect to the incurrence of the Secured Indebtedness and the application of the proceeds from the Secured Indebtedness on a pro forma basis, the aggregate principal amount, determined on a consolidated basis in accordance with GAAP, of all of the Company’s outstanding Secured Indebtedness and all outstanding Secured Indebtedness of its Subsidiaries is greater than 40% of the sum of, without duplication:
(1) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and
(2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent those proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by the Company or any of its Subsidiaries since the end of the relevant fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.
Notwithstanding the foregoing, in the event that Indebtedness incurred is Refinancing Indebtedness, then the Company will not be required to satisfy any of the foregoing tests in subsections (a), (b) and (c) order to incur such Refinancing Indebtedness.
(d) Maintenance of Total Unencumbered Assets. The Company will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of its outstanding Unsecured Debt and the outstanding Unsecured Debt of the Company’s Subsidiaries, determined on a consolidated basis in accordance with GAAP.
The calculation of the ratios set forth in this Section 3.01 shall be undertaken by the Company.

Section 3.02    Future Guarantees. The Company shall cause each Subsidiary (including each Subsidiary that the Company acquires or creates after the date hereof) that subsequent to the date hereof guarantees any Indebtedness of the Company (hereinafter such Subsidiary, a “Future Subsidiary Guarantor” and such guarantees, the “Guaranteed Indebtedness”) to fully and unconditionally guarantee the Company’s obligations under the Indenture and this Tenth Supplemental Indenture with respect to payment and performance of the Series M Notes to the same extent that such Guaranteed Indebtedness is guaranteed by the Future Subsidiary Guarantors; provided that this Section 3.02 shall no longer apply upon the elimination of the future guarantees covenant from all of the outstanding Pre-Series K Senior Notes (including upon redemption or repayment in full) and from the Credit Facility. Within 60 days of the date of such occurrence, such Future Subsidiary Guarantor shall execute or deliver to the Trustee a supplemental indenture making such Future Subsidiary Guarantor a party to the Indenture for such purpose. To the extent this Section 3.02 is applicable, if the Guaranteed Indebtedness is (A) pari passu in right of payment with the Series M Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the guarantee of the Series M Notes required hereby or (B) subordinated in right of payment to the Series M Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the guarantee of the Series M Notes required hereby at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Series M Notes. Upon the complete and unconditional release of the Future Subsidiary Guarantor from its guarantee of the Guaranteed Indebtedness, or the termination of this Section 3.02 in accordance with the proviso to the first sentence hereof, such Future Subsidiary Guarantor’s guarantee of the Series M Notes shall be automatically released.
Section 3.03    Limitation on Liens. Neither the Company nor any Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the Series M Notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or the Existing Senior Notes are secured by such Lien; provided that this covenant shall no longer apply upon the earlier of (i) the redemption or repayment of all of the outstanding Pre-Series K Senior Notes or (ii) the elimination of this liens covenant from all of the outstanding Pre-Series K Senior Notes.
Section 3.04    Events of Default. For purposes of the Series M Notes, the following clause shall be added as Section 6.1(g) of the Indenture:
“(g) a default in (a) Secured Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final stated maturity.”
Section 3.05    Amendments to the Indenture. For purposes of the Series M Notes, Section 10.8 of the Indenture is deleted in its entirety and replaced with the following text:

“No recourse for the payment of the principal of, premium, if any, or interest on the Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary that becomes a guarantor of the Securities, if applicable, in the Indenture, or in the Securities or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary that becomes a guarantor of the Securities, if applicable, or of any successor person thereof, except as an obligor or guarantor of the Securities pursuant to this Indenture. Each Holder, by accepting the Securities, waives and releases all such liability.”
Section 3.06    Reports. For purposes of the Series M Notes, Section 4.2 of the Indenture is deleted in its entirety and replaced with the following text:
“(a) To the extent any Series M Notes are outstanding, the Company shall deliver to the Trustee and to each holder, within 15 days after the Company is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company was subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required.
(b) Delivery of reports, information and documents to the Trustee under this covenant is for informational purposes only, and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates). All such reports, information or documents referred to in this covenant that the Company files with the Commission via the Commission’s EDGAR system shall be deemed to be filed with the Trustee and transmitted to holders at the time such reports, information or documents are filed via the EDGAR system (or any successor system).
(c) Notwithstanding the foregoing, to the extent the Company does not file reports with the Commission’s EDGAR system, the Company shall make the reports required by this covenant available to the holders of the Series M Notes, beneficial owners of the Series M Notes, bona fide prospective investors in the Series M Notes, bona fide market makers in the Series M Notes and bona fide securities analysts (to the extent providing analysis of investment in the Series M Notes) by posting to the Company’s website or on a non-public, password-protected website maintained by the Company or a third party, in each case, within 15 days after the time the Company would be required to provide such information pursuant to this covenant.”
ARTICLE 4
Section 4.01    For purposes of the Series M Notes, Section 2.7 of the Indenture is hereby supplemented with, and where inconsistent replaced by, the following provisions:

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Certificated Notes if:
(1) the Company delivers to the Trustee notice from the Depositary (A) that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (B) that it is no longer a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;
(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or
(3) upon request of the Trustee or Holders of a majority of the principal amount of outstanding Series M Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Series M Notes.
Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Indenture. A Global Note may not be exchanged for another Series M Note other than as provided in this Section 4.01(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 4.01(b) or (c) hereof.
(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Beneficial interests in the Global Notes will be subject to restrictions on transfer comparable to those set forth herein. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 4.01(b)(1).
(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 4.01(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either: (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given by the Depositary to the Registrar containing information regarding the person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (B)(1) above;
(c) Transfer or Exchange of Beneficial Interests in Global Notes for Certificated Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Certificated Note, then, if the exchange or transfer complies with the requirements of Section 4.01(a) of this Tenth Supplemental Indenture and upon satisfaction of the conditions set forth in Section 4.01(b)(2) of this Tenth Supplemental Indenture, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 4.01(f) hereof, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.3 of the Indenture, the Trustee shall authenticate and deliver to the person designated in the instructions a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 4.01(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the persons in whose names such Series M Notes are so registered.
(d) Transfer and Exchange of Certificated Notes for Beneficial Interests in Global Notes. A Holder of a Certificated Note may exchange such Certificated Note for a beneficial interest in a Global Note or transfer such Certificated Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or registration of transfer, the Trustee shall cancel the applicable Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or registration of transfer from a Certificated Note to a beneficial interest in a Global Note is effected pursuant to this Section 4.01(d) at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.3 of the Indenture, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.
(e) Transfer and Exchange of Certificated Notes for Certificated Notes. A Holder of Certificated Notes may transfer such Certificated Notes to a person who takes delivery thereof in the form of a Certificated Note. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 4.01(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. Upon receipt of a request to register such a transfer, the Registrar shall register the Certificated Notes pursuant to the instructions from the Holder thereof.

(f)    Global Note Legend. To the extent required by the Depositary, each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 4.01 OF THE TENTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 4.01 OF THE TENTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Series M Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h) General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes upon receipt of a Company Order.
(2)    No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 3.6 of the Indenture).
(3)    The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)    All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.
(5)    Neither the Registrar nor the Company will be required:
(A) to issue, to register the transfer of or to exchange any Series M Notes during a period beginning at the opening of business on the 15th Business Day before the day of any selection of Series M Notes for redemption and ending at the close of business on the day of selection;
(B) to register the transfer of or to exchange any Series M Note selected for redemption in whole or in part, except the unredeemed portion of any Series M Note being redeemed in part; or
(C) to register the transfer of or to exchange a Series M Note between a record date and the next succeeding interest payment date.
(6)    Prior to due presentment for the registration of a transfer of any Series M Note, the Trustee, any Agent and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Series M Note for the purpose of receiving payment of principal of and interest on such Series M Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(7)    The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.3 of the Indenture.
Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 4.01 of this Tenth Supplemental Indenture, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are substantially in the form of Exhibit A attached to this Tenth Supplemental Indenture. The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.
Section 4.02    For purposes of the Series M Notes, Section 2.3 of the Indenture is hereby supplemented to permit the authentication of the Series M Notes by manual or electronic signature, provided any electronic signature is a true representation of the signer’s actual signature.
Section 4.03    For purposes of the Series M Notes, Section 10.2 of the Indenture is hereby amended by deleting the address for The Bank of New York Mellon, as Trustee of the Series M Notes, and replacing it with the following:
The Bank of New York Mellon
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Attention: Corporate Trust Administration
Email: Janelle.Poland@bny.com
ARTICLE 5
Section 5.01    Except as specifically modified herein, the Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.
Section 5.02    Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed or shall be construed to be assumed by the Trustee by reason of this Tenth Supplemental Indenture. This Tenth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect to this Tenth Supplemental Indenture.
Section 5.03    The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee makes no representations as to the validity or sufficiency of this Tenth Supplemental Indenture.
Section 5.04    THIS TENTH SUPPLEMENTAL INDENTURE AND THE SERIES M NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS TENTH SUPPLEMENTAL INDENTURE OR THE SERIES M NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE AND THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND (IN THE CASE OF THE

COMPANY) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 5.05    EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT, THE REGISTRAR AND THE HOLDERS BY PURCHASE OF THEIR NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS TENTH SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 5.06    The parties may sign any number of copies of this Tenth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.
Section 5.07    All capitalized terms used in this Tenth Supplemental Indenture which are not otherwise defined herein, shall have the respective meanings specified in the Indenture, unless the context otherwise requires.
Section 5.08    The Series M Notes may be issued in whole or in part in the form of one or more Global Securities, registered in the name of Cede & Co., as nominee of DTC.
Section 5.09    The Trustee makes no representation or warranty as to the validity or sufficiency of this Tenth Supplemental Indenture.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Tenth Supplemental Indenture have caused this Tenth Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY

HOST HOTELS & RESORTS, L.P., a Delaware limited partnership

BY:	HOST HOTELS & RESORTS, INC., its general partner

By:	/s/ Joseph C. Ottinger
Name: Joseph C. Ottinger
Title: Senior Vice President and Corporate Controller
Signature Page to Tenth Supplemental Indenture

TRUSTEE

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Glenn G. McKeever
Name: Glenn G. McKeever
Title: Vice President
Signature Page to Tenth Supplemental Indenture

EXHIBIT A
FORM OF 5.700% SERIES M SENIOR NOTE
Unless and until it is exchanged in whole or in part for 5.700% Series M Notes in definitive form, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.1
HOST HOTELS & RESORTS, L.P.
5.700% SERIES M SENIOR NOTE DUE 2032
CUSIP:   44107T BD7
ISIN:  US44107TBD72
No.                                                                                                       $
Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to __________, or registered assigns, the principal sum of $__________, on June 15, 2032. The Security is one of the 5.700% Series M Senior Notes due 2032 referred to in such Indenture (hereinafter referred to for purposes of this 5.700% Senior Note collectively as the “Series M Securities”).
Interest Payment Dates:     June 15 and December 15
Record Dates:     June 1 and December 1
Reference is made to the further provisions of this Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.
1     To be used only if the Security is issued as a Global Note.

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed.

Dated:

HOST HOTELS & RESORTS, L.P., a Delaware limited partnership

By its general partner, HOST HOTELS & RESORTS, INC., a Maryland corporation

By:
		Name:	Joseph C. Ottinger
		Title:	Senior Vice President and Corporate Controller

Attest:
Name: William Kelso
Title:	Assistant General Counsel of Host Hotels & Resorts, Inc. the general partner of the Company

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Series M Securities of the Series designated therein referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

HOST HOTELS & RESORTS, L.P.
5.700% Series M Senior Notes due 2032
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 4.01 OF THE TENTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 4.01 OF THE TENTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN2.
1.    Interest.
Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Security at the rate of 5.700% per annum from May 20, 2025 or the most recently occurred Interest Payment Date from the date of issuance of additional Series M Securities, until maturity. To the extent it is
______________________________________
2To be included only on Global Notes deposited with DTC as Depositary.

lawful, the Company promises to pay interest on any interest payment due on such principal amount but unpaid at a rate of 5.700% per annum compounded semi-annually.
The Company will pay interest semi-annually on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing December 15, 2025. Interest on the Series M Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Series M Securities, from the date of the original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
2.    Method of Payment.
The Company shall pay interest on the Series M Securities (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. Principal of, premium, if any, and interest on the Series M Securities will be payable in United States Dollars at the office or agency of the Company maintained for such purpose, in the Borough of Manhattan, The City of New York or, except as provided below, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Series M Securities at the addresses set forth upon the registry books of the Company; provided, however, Holders of certificated Series M Securities will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not fewer than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. Payments in respect of the Series M Securities represented by the Global Securities (including principal, premium, if any, interest and liquidated damages, if any) shall be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Securities. No service charge will be made for any registration of transfer or exchange of Series M Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
3.    Paying Agent and Registrar.
Initially, The Bank of New York Mellon will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.
4.    Indenture.
The Company issued the Series M Securities under an Indenture, dated as of May 15, 2015, as supplemented (the “Indenture”), between the Company and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The Series M Securities are unlimited in aggregate principal amount. The terms of the Series M Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. The Series M Securities are subject to all such terms, and Holders of the Series M Securities are referred to the Indenture and said Act for a statement of them. The Series M Securities are senior, general obligations of the Company. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by the provisions of the Indenture, (b) authorizes and directs the Trustee on his behalf to take such action as may be provided in the Indenture and (c) appoints the Trustee as his attorney-in-fact for such purpose.
5.    Redemption.
Prior to April 16, 2032 (60 days prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series M Securities at its option, at any time in whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) 100% of the principal amount of the Series M Securities to be redeemed; and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series M Securities to be redeemed, in each case discounted to the redemption date (assuming the Series M Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, less (b) interest accrued thereon to the date of redemption, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. Notice of a redemption of the Series M Securities made pursuant to this paragraph 5 shall be given in the manner set forth in Section 3.3 of the Indenture.
At any time on or after the Par Call Date, the Series M Securities will be redeemable as a whole or in part, at any time and from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Series M Securities to be redeemed, plus accrued and unpaid interest on the Series M Securities to be redeemed, to, but not including, the date of redemption.
In connection with any redemption of the Series M Securities, any such redemption may, in the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed beyond such 60-day period until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.
The Company is not prohibited from acquiring the Series M Securities by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

The Series M Securities will not have the benefit of a sinking fund.
6.    Denominations; Transfer; Exchange.
The Series M Securities are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange Series M Securities in accordance with, the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Series M Securities (a) selected for redemption except the unredeemed portion of any Series M Security being redeemed in part or (b) for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redemption and ending at the close of business on the day of such mailing.
7.    Persons Deemed Owners.
The registered Holder of a Series M Security may be treated as the owner of it for all purposes.
8.    Unclaimed Money.
If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent(s) will pay the money back to the Company at its written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.
9.    Discharge Prior to Redemption or Maturity.
Except as set forth in the Indenture, if the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, to pay the principal of, premium, if any, and interest on such Series M Securities on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Series M Securities, the Company will be discharged from certain provisions of the Indenture and the Series M Securities (including the restrictive covenants described in paragraph 11 below, but excluding its obligation to pay the principal of, premium, if any, and interest on the Series M Securities). Upon satisfaction of certain additional conditions set forth in the Indenture, the Company may elect to have its obligations and the obligations of any Subsidiary that becomes a guarantor, if applicable, discharged with respect to outstanding Series M Securities.
10.    Amendment; Supplement; Waiver.
The Company, any Subsidiary that becomes a guarantor, if applicable, and the Trustee may enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Subject to certain exceptions, the Indenture or the Series M Securities may be amended or supplemented with the written consent of the Holders of not less than a majority in aggregate principal amount of the Series M Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Series M Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may under certain circumstances amend or supplement the Indenture or the Series M Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a Series M Security.
11.    Restrictive Covenants.
The Indenture imposes certain limitations on the ability of the Company and any Subsidiary to, among other things, incur additional Indebtedness, incur Liens, merge or consolidate with any other person or transfer (by lease, assignment or otherwise) substantially all of the properties and assets of the Company. The limitations are subject to a number of important qualifications and exceptions. The Company must periodically report to the Trustee on compliance with such limitations.
12.    Successor.
When a successor assumes all the obligations of its predecessor under the Series M Securities and the Indenture, the predecessor will be released from those obligations.
13.    Defaults and Remedies.
If an Event of Default with respect to the Series M Securities occurs and is continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company), then either the Trustee or the Holders of 25% in aggregate principal amount of the Series M Securities then outstanding may declare all Series M Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of the Series M Securities may not enforce the Indenture or the Series M Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Series M Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Series M Securities may direct the Trustee in its exercise of any trust or power with respect to such Series M Securities. The Trustee may withhold from Holders of the Series M Securities notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.
14.    Trustee and Agent Dealings with Company.
The Trustee and each Agent under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or any Subsidiary that becomes a guarantor of the Series M Securities, if applicable, or any of their Subsidiaries or any of their respective Affiliates, and may otherwise deal with such persons as if it were not the Trustee or such agent.

15.    No Recourse Against Others.
No recourse for the payment of the principal of, premium, if any, or interest on the Series M Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary that becomes a guarantor of the Series M Securities, if applicable, in the Indenture, or in the Series M Securities or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary that becomes a guarantor of the Series M Securities, if applicable, or of any successor person thereof, except as an obligor or guarantor of the Series M Securities pursuant to the Indenture. Each Holder, by accepting the Series M Securities, waives and releases all such liability.
16.    Authentication.
This Series M Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Series M Security by manual or electronic signature, provided such electronic signature is a true representation of the signer’s actual signature.
17.    Abbreviations and Defined Terms.
Customary abbreviations may be used in the name of a Holder of a Series M Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
18.    CUSIP Numbers.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP numbers to be printed on the Series M Securities as a convenience to the Holders of the Series M Securities. No representation is made as to the accuracy of such numbers as printed on the Series M Securities and reliance may be placed only on the other identification numbers printed hereon.
19.    Governing Law.
THE INDENTURE AND THE SERIES M SECURITIES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE SERIES M SECURITIES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[FORM OF ASSIGNMENT]
I or we assign this Security to
____________________________________________________________________
____________________________________________________________________
____________________________________________________________________
(Print or type name, address and zip code of assignee)
Please insert Social Security or other identifying number of assignee
_______________________________
and irrevocably appoint __________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Dated: _______________     Signed:___________________________________
(Sign exactly as name appears on
the other side of this Security)
Signature Guarantee**_______________________
**    NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES3
The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

3 This should be included only if the Security is issued in global form.